Exhibit 10.12

SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”), effective as of January 1, 2015 (the “Amended Effective Date”) is between Entellus Medical, Inc., a Delaware corporation (“Entellus”) and James Surek (the “Covered Employee”). This Agreement amends and restates in its entirety the Original Agreement (as defined below) and is effective as of the Amended Effective Date.

A. The Covered Employee is currently employed by Entellus in an executive position.

B. The Company and the Covered Employee previously entered into a Change in Control Severance Agreement, effective as of July 12, 2012 (the “Original Agreement”).

C. As of the Amended Effective Date, the Company and the Covered Employee desire to amend the Original Agreement to, among other things, provide for severance payments and benefits upon a qualifying termination outside of the Change in Control context.

Now Therefore, Entellus and the Covered Employee agree as follows:

1. Term of Agreement. This Agreement is effective as of the Amended Effective Date and will continue in effect only so long as the Covered Employee remains employed by Entellus or its Successor (collectively, the “Company”). This Agreement will automatically terminate upon the Covered Employee’s Termination of Employment with the Company, except for a Termination of Employment contemplated by Section 2, in which case this Agreement will remain in effect until the date on which the Company’s obligations to the Covered Employee arising under or in connection with this Agreement have been satisfied in full. Capitalized terms not otherwise defined when first used are defined in Section 6 hereof.

2. Severance Payments and Benefits upon a Qualifying Termination. The Covered Employee will become entitled to the benefits described in this Section 2 as a result of a Termination of Employment if and only if the Company terminates the Covered Employee’s employment for any reason other than for Cause, death or disability, or the Covered Employee terminates the Covered Employee’s employment with the Company for Good Reason.

(a) Cash Payment. Subject to Sections 2(c) and 2(d), the Company shall pay the Covered Employee an amount equal to six (6) months of the Covered Employee’s annual Base Pay; provided, however, that if a Change in Control occurs within twelve (12) months before the Date of Termination or if such termination of employment occurs prior to a Change in Control and is directly or indirectly related to or as a result of such Change in Control, the Company shall pay the Covered Employee an amount equal to the sum of twelve (12) months of the Covered Employee’s annual Base Pay and 100% of the Covered Employee’s target bonus established for the year in which the Termination of Employment occurs, and in either case shall be paid in a lump-sum on the tenth day following the date on which the Release (as defined below) becomes effective.

(b) Group Health Plans. Subject to Sections 2(c) and 2(d), if the Covered Employee properly elects COBRA coverage under the Company’s group health and/or dental plans, then for each month of the Continuation Period, the Company will pay the Covered Employee an amount equal to the excess of (i) the portion of the monthly cost for the Covered Employee’s coverage under the Company’s group health and/or dental plans immediately prior to the Covered Employee’s Termination of Employment or, if greater (and if applicable), immediately prior to the Change in Control (subject to the rule for coverage changes discussed below) over (ii) the portion of the monthly cost for the Covered Employee’s coverage under the Company’s group health and/or dental plans that is actually borne by the Company during the Continuation Period. If the level of the Covered Employee’s coverage changes during the Continuation Period, as, for example, from single to family coverage or to no coverage, the amount which the Company shall pay will be determined as if the new coverage level had been the level of coverage in effect immediately prior to the Termination of Employment or Change in Control, as the case may be. Notwithstanding anything to the contrary contained herein, (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Covered Employee under its group health plans (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, the Company shall in its sole discretion decide to either (i) thereafter pay to the Covered Employee an amount equal to each remaining Company subsidy as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof) or (ii) provide comparable medical benefits pursuant to an alternative arrangement. Any such reimbursement or payment shall be made on or before the 10th day of the calendar month following the calendar month in which any continuation coverage payment was incurred. In addition, the Company shall pay to the Covered Employee during the Continuation Period an amount equal to any Company contribution that the Company would have made on behalf of the Covered Employee to a health savings account (or other arrangement), had the Covered Employee been employed by the Company and based on the Covered Employee’s level of coverage in effect at the time of such contribution (i.e., single or family coverage), payable in the calendar year following the calendar year for which the contribution was made.

(c) Release. Notwithstanding the foregoing, as a condition to receiving the payments described in Sections 2(a) and 2(b), the Covered Employee must timely execute and deliver, and not subsequently revoke, a release of claims substantially in the form attached hereto as Exhibit A (the “Release”). If the aggregate period during which the Covered Employee is entitled to consider and/or revoke the Release spans two calendar years, no payments under Sections 2(a) or 2(b) shall be made prior to the beginning of the second such calendar year, and any payments otherwise payable prior thereto (if any) shall instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year.

(d) Six Month Suspension for Specified Key Employees. Notwithstanding the foregoing, if, at the time of his or her Termination of Employment, the Covered Employee is a Specified Employee and the Company determines that paying any amounts under Section 2(a), 2(b) and/or 3 at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then, in addition to the conditions specified therein, no payment under this Agreement shall be made until the first day after the end of the six (6) month period following the Covered Employee’s Termination of Employment, or, if earlier, upon the Covered Employee’s death. If any such suspended payment is not made within ten (10)

days of the end of such six month period, the Company will pay the Covered Employee interest, equal to the Applicable Federal Rate (AFR) determined under Code Section 1274(d) in effect for each month, from the date of Termination of Employment through the date of payment.

(e) Excess Parachute Payments, Limitation on Payments.

(i) Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Covered Employee (including any payment or benefit received in connection with a termination of the Covered Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Sections 2 and/or 3, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Covered Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(ii) Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (A) no portion of the Total Payments the receipt or enjoyment of which the Covered Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (B) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

3. Equity Award Acceleration. Subject to Section 2(d), if a Change in Control occurs, and the Successor assumes or replaces the stock options or stock awards granted under any Benefit Plan then held by the Covered Employee and the Covered Employee continues to be employed by the Company after the Change in Control, then all such stock options or stock awards held by the Covered Employee which are unvested or restricted shall vest and be immediately exercisable in full, or become unrestricted, as the case may be, upon a termination of employment by the Company for any reason other than for Cause, death or disability or by the Covered Employee with Good Reason, in either case, following such Change in Control and, notwithstanding the provisions of any Benefit Plan, all options held by the Covered Employee shall remain exercisable until one year after the Date of Termination of either such termination, but in no event after the expiration date of any stock option.

4. Indemnification. Following a Change in Control, the Company will indemnify and advance expenses to the Covered Employee for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of the Covered Employee’s counsel) (the “Expenses”) incurred in connection with all matters, events and transactions relating to the Covered Employee’s service to or status with the Company or any other corporation, employee benefit plan or other Person for which the Covered Employee served at the request of the Company to the extent that the Company would have been required to do so under applicable law, corporate articles, bylaws or agreements or instruments of any nature with or covering the Covered Employee, including any indemnification agreement between the Company and the Covered Employee, as in effect immediately prior to the Change in Control and to any further extent as may be determined or agreed upon following the Change in Control.

5. Miscellaneous.

(a) Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Entellus shall seek to have any Successor, by written agreement, assent to the fulfillment by such Successor of Entellus’ obligations under this Agreement. A Successor has no rights, authority or power with respect to this Agreement prior to a Change in Control.

(b) Binding Agreement. This Agreement inures to the benefit of, and is enforceable by, the Covered Employee, the Covered Employee’s personal representatives, executors, administrators, heirs, devisees and legatees. If the Covered Employee dies while any amount would still be payable to the Covered Employee under this Agreement if the Covered Employee had continued to live, all such amounts will be paid in accordance with the terms of this Agreement to the Covered Employee’s devisee, legatee or other designee or, if there be no such designee, to the Covered Employee’s estate.

(c) No Mitigation. The Covered Employee will not be required to mitigate the amount of any benefits the Company becomes obligated to provide to the Covered Employee in connection with this Agreement by seeking other employment or otherwise. The benefits to be provided to the Covered Employee in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any benefits the Covered Employee may receive from other employment or otherwise.

(d) Taxes. All payments and benefits to be provided to the Covered Employee in connection with this Agreement may be subject to required withholding of federal, state and local income, excise and employment-related taxes, pursuant to any applicable law or regulation.

(e) Notices. For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party’s respective address set forth on the first page of this Agreement, or to such other address as either patty may have furnished to the other in writing in accordance with these provisions.

(f) Disputes. Any dispute, controversy or claim arising under or in connection with Sections 2, 3, or 4 will be settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided that the Covered Employee may seek specific performance of the Covered Employee’s right to receive benefits until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. If any dispute, controversy or claim for damages arising under or in connection with Sections 2, 3, or 4 is settled by arbitration, the Company will pay, or if elected by the Covered Employee, reimburse, all fees, costs and expenses incurred by the Covered Employee (including reasonable attorneys’ fees) related to such arbitration unless the arbitrators decide that the Covered Employee’s claim was frivolous or advanced by the Covered Employee in bad faith.

(g) Related Agreements and Other Arrangements. As of the Amended Effective Date, this Agreement, including Exhibit A attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by any party which are not expressly set forth in this Agreement. The Covered Employee agrees that the Original Agreement shall be terminated and of no further force or effect from and after the Amended Effective Date. To the extent that any provision of any Other Arrangement limits, qualifies or is inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such Other Arrangement remains in force, the provision of this Agreement will control and such provision of such Other Arrangement will be deemed to have been superseded, and to be of no force or effect. Nothing in this Agreement prevents or limits the Covered Employee’s continuing or future participation in any Other Arrangement for which the Covered Employee may qualify, and nothing in this Agreement limits or otherwise affects the rights the Covered Employee may have under any Other Arrangement.

(h) No Employment or Service Contract. Nothing in this Agreement is intended to provide the Covered Employee with any right to continue in service with or the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way the Covered Employee’s rights or the rights of the Company.

(i) Payment; Assignment. Benefits payable under this Agreement will be paid only from the general assets of the Company. No Person has any right to or interest in any specific assets of the Company by reason of this Agreement. To the extent benefits under this Agreement are not paid when due to any individual, he or she is a general unsecured creditor of the Company with respect to any amounts due. Benefits payable pursuant to this Agreement and the right to receive future benefits may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subject to any charge.

(j) Late Payments. Except as provided under Section 2(d), benefits not paid under this Agreement when due will accrue interest at the rate of 10% per year, or, if lesser, the maximum rate permitted under applicable law. Such interest shall be paid on the 5th day of the month next following the month during which such interest accrued.

(k) Survival. The respective obligations of, and benefits afforded to, the Company and the Covered Employee which by their express terms or clear intent survive termination of the Covered Employee’s employment with the Company or termination of this Agreement, as the case may be, will survive termination of the Covered Employee’s employment with the Company or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.

(l) Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by the Covered Employee and a duly authorized officer of the Company. No waiver by any party to this Agreement at any time of any breach by another party to this Agreement, or of compliance with any condition or provision of this Agreement to be performed by such party, will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(m) Section 409A.

(i) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Amended Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Amended Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (A) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (B) comply with the requirements of Section 409A, provided, that this Section 5(m) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.

(ii) Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.

(iii) To the extent that any payments or reimbursements provided to the Covered Employee under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to the Covered Employee reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Covered Employee’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(n) Governing Law. This Agreement and the legal relations among the parties as to all matters will be governed by the laws of the State of Minnesota (without regard to the conflict of laws principles of any jurisdiction).

(o) Interpretation. The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect.

(p) Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

6. Definitions. For purposes of the Agreement, the following terms will have the meaning set forth below unless the context clearly requires otherwise.

(a) “Affiliate” means as to any entity, any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the first entity

(b) “Base Pay” means the Covered Employee’s annual base salary from the Company at the rate at the time Notice of Termination is given, or, if applicable, in effect immediately prior to a Change in Control, whichever is greater. Base Pay includes only regular cash salary and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan.

(c) “Benefit Plan” means any

(i) employee benefit plan as defined in Section 3(3) of ERISA;

(ii) cafeteria plan described in Code Section 125;

(iii) plan, policy or practice providing for paid vacation, other paid time off or short-or long-term profit sharing, bonus or incentive payments or perquisites; or

(iv) stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, stock appreciation right or other equity-based compensation plan with respect to the securities of any Affiliate that is sponsored, maintained or contributed to by the Company for the benefit of employees (and/or their families and dependents) generally or the Covered Employee in particular (and/or the Covered Employee’s family and dependents).

(d) “Board” means the board of directors of the Company duly qualified and acting at the time in question. On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is nondelegable and any attempt by the Board to delegate any such duty is ineffective.

(e) “Cause” means:

(i) the Covered Employee’s gross misconduct that is materially and demonstrably injurious to the Company;

(ii) the Covered Employee’s willful and continued failure to perform substantially the Covered Employee’s duties with the Company (other than any such failure (A) resulting from the Covered Employee’s death or incapacity due to bodily injury or physical or mental illness or (B) relating to changes in the Covered Employee’s duties after a Change in Control that constitute Good Reason) after a written demand for substantial performance is delivered to the Covered Employee by the chair of the Board which specifically identifies the manner in which the Covered Employee has not substantially performed the Covered Employee’s duties and provides for a reasonable period of time within which the Covered Employee may take corrective actions; or

(iii) the Covered Employee’s conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the Covered Employee’s ability to perform substantially the Covered Employee’s duties for the Company.

An act or failure to act will be considered “gross or willful” for this purpose only if done, or omitted to be done, by the Covered Employee in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Covered Employee in good faith and in the best interests of the Company.

(f) “Change in Control” shall have the meaning set forth in the Company’s 2015 Incentive Award Plan, as amended from time to time; provided, however, that with respect to Section 3 and equity awards granted to the Covered Employee under the Company’s 2006 Stock Incentive Plan, as Amended and Restated, as amended, a “Change in Control” shall have the meaning set forth in such plan.

(g) “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, (including, when the context requires, all regulations, rulings and authoritative interpretations issued thereunder).

(h) “Continuation Period” is the period beginning on the Covered Employee’s Date of Termination and ending on (i) the last day of the (A) with respect to a qualifying termination of employment that occurs outside the Change in Control context, 6th month that begins after the Covered Employee’s Date of Termination or (B) with respect to a qualifying termination of employment that occurs in connection with a Change in Control, 12th month that begins after the Covered Employee’s Date of Termination or, if earlier, (ii) the date after the Covered Employee’s Date of Termination on which the Covered Employee first becomes eligible to participate as an employee in a plan of another employer providing group health and dental benefits to the Covered Employee and the Covered Employee’s eligible family members and dependents, which plan does not contain any exclusion or limitation with respect to any pre-existing condition of the Covered Employee or any eligible family member or dependent who would otherwise be covered under the Company’s plan but for this clause (ii).

(i) “Control Group” means any Person with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

(j) “Date of Termination” means:

(i) if the Covered Employee’s employment is to be terminated by the Covered Employee, the date specified in the Notice of Termination which in no event may be a date more than 45 days after the date on which Notice of Termination is given unless the Company agrees in writing to a later date;

(ii) if the Covered Employee’s employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination; or

(iii) if the Covered Employee’s employment is terminated by reason of the Covered Employee’s death, the date of the Covered Employee’s death; or

(iv) if the Covered Employee’s employment is to be terminated by the Company for any reason other than Cause or the Covered Employee’s death, the date specified in the Notice of Termination, which in no event may be a date earlier than 15 days after the date on which a Notice of Termination is given, unless the Covered Employee expressly agrees in writing to an earlier date.

In all cases, the Covered Employee’s Date of Termination must be consistent with the Covered Employee’s Termination of Employment.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

(m) “Good Reason” means:

(i) a change in the Covered Employee’s, status, authority, duties or responsibilities as an employee of the Company as in effect immediately prior to the Change in Control which is material and adverse) but recognizing the Covered Employee may be employed by a subsidiary or division of a larger, more diverse entity;

(ii) a material reduction by the Company in the Covered Employee’s Base Pay, or a material adverse change in the form or timing of the payment thereof;

(iii) following a Change in Control, the failure by the Company to cover the Covered Employee under Benefit Plans that, in the aggregate, provide substantially similar benefits to the Covered Employee and/or the Covered Employee’s family and dependents at a substantially similar total cost to the Covered Employee (e.g., premiums, deductibles, co-pays, out of pocket maximums, required contributions and the like) relative to the benefits and total costs under the Benefit Plans in which the Covered Employee (and/or the Covered Employee’s family or dependents) were participating at any time during the 90-day period immediately preceding the Change in Control;

(iv) the Company requiring the Covered Employee to be based at any office or location that is more than thirty-five (35) miles further from the Covered Employee’s office or location thereof as of the Amended Effective Date, except for required travel on the Company’s business, and, following a Change in Control, then only to the extent substantially consistent with the business travel obligations which the Covered Employee undertook on behalf of the Company during the 90-day period immediately preceding the Change in Control (without regard to travel related to or in anticipation of the Change in Control);

(v) the failure by Entellus to obtain from any Successor the assent to this Agreement contemplated by Section 5(a) of the Agreement; or

(vi) any purported termination by the Company of the Covered Employee’s employment that is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement, and, for purposes of this Agreement, no such purported termination will be effective.

Notwithstanding the foregoing, the Covered Employee shall not be deemed to have resigned for Good Reason unless the Covered Employee give written notice to the Company of an event or change constituting Good Reason, and his or her intent to terminate employment with the Company for Good Reason, within 90 days after the date of the occurrence of any event or change that the Covered Employee knows or should reasonably have known to constitute Good Reason. If the Company remedies any event or change described in subsections (i) through (vii) within 30 days of such notice from the Covered Employee, such event or change shall not constitute Good Reason. The

Covered Employee’s continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstances constituting Good Reason. The Covered Employee’s termination of employment for Good Reason as defined above will constitute Good Reason for all purposes of the Agreement notwithstanding that the Covered Employee may also thereby be deemed to have retired under any applicable benefit plan, policy or practice of the Company.

(n) “Notice of Termination” means a written notice given which indicates the specific termination provision in the Agreement pursuant to which the notice is given. Any purported termination by the Company or by the Covered Employee must be communicated by written Notice of Termination to be effective; provided, however, that the Covered Employee’s failure to provide Notice of Termination will not limit any of the Covered Employee’s rights under the Agreement except to the extent the Company demonstrates that it suffered material actual damages by reason of such failure.

(o) “Other Arrangement” is any Benefit Plan or other plan, policy or practice of the Company or any other agreement between the Covered Employee and the Company, other than this Agreement.

(p) “Person” means any individual, corporation, partnership, group, association or other person, as such term is used in Section 13(d) or Section 14(d) of the Exchange Act, other than Entellus, any Affiliate or any Benefit Plans sponsored by the Company or an Affiliate.

(q) “Specified Employee” means a “specified employee” within the meaning of Section 409A of the Code.

(r) “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the business of Entellus directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of Entellus’ outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise, including any Affiliate of the Successor.

(s) “Termination of Employment” means a termination of Covered Employee’s employment relationship with the Company and all Affiliates within the Control Group or such other change in the Covered Employee’s employment relationship with the Company and all Affiliates within the Control Group that would be considered a “separation from service” under Section 409A of the Code. The Covered Employee’s employment relationship will be treated as remaining intact while the Covered Employee is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Covered Employee will return to perform services for the Company or an Affiliate within the Control Group) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Covered Employee retains a right to reemployment by the Company or an Affiliate under applicable statute or by contract, provided, however, where the Covered Employee’s leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes the Covered Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence may be substituted for such six (6) month period of absence. In all cases, the Covered Employee’s Termination of Employment must constitute a “separation from service” under Section 409A of the Code and any “separation from service” under Section 409A of the Code shall be treated as a Termination of Employment.

IN WITNESS WHEREOF, Entellus and the Covered Employee have executed this Agreement effective as of the date first above written.

ENTELLUS MEDICAL, INC.		COVERED EMPLOYEE

By:	/s/ Thomas E. Griffin	/s/ James Surek

Name Title:	Thomas E. Griffin Chief Financial Officer	Name: James Surek

EXHIBIT A

RELEASE

I.	Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A.	“I,” “me,” “my” and “Employee” include both me, , and anyone who has or obtains any legal rights or claims through me.

B.	“Employer,” as used in this Release, shall at all times mean Entellus Medical, Inc., a Delaware corporation, and its parent and any related corporations, subsidiaries, affiliates, successors, predecessors, assigns, and present or former stockholders, officers, directors, agents, employees, or attorneys, whether in their individual or official capacities (collectively “Employer”).

C.	“Claims” mean any and all of the actual or potential claims of any kind whatsoever I may have had, or currently may have, against Employer, regardless of whether I now know about those claims, that are in any way related to my employment with Employer or the termination of that employment. Such claims include, but are not limited to, any claims for: invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; violation of the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. 626(£), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601 et seq., the Employee Retirement Income Security Act of 1978 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01, et seq., Minnesota Statutes§ 181 et seq., or any other state human rights or fair employment practices act, and any other federal, state, local or foreign statute, law, rule, regulation, ordinance, or order. Such claims also include, but are not limited to: claims for violation of any civil rights laws based on protected class status; claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, violation of public policy, and all other claims for unlawful employment practices, and all other common law or statutory claims.

II.

Agreement to Release My Claims. Except as stated in Section IV of this Release, I agree to release all my Claims. I may, but am not required to, withdraw or dismiss, or attempt to withdraw or dismiss, any charges that I may have pending against the Employer with the EEOC or other civil rights enforcement agency. In exchange for my agreement to

A-1

release my Claims, I am receiving satisfactory consideration (severance) from Employer to which I am not otherwise entitled by law or contract. The consideration I am receiving is a full and fair payment for the release of all my Claims.

III.	Older Workers Benefit Protection Act. I understand and have been advised that the above release of My Claims is subject to the terms of the Older Workers Benefit Protection Act (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA’’) unless the waiver is knowing and voluntary. I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that the Employer is giving me twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights.

IV.	Exclusions from Release.

A.	The term “Claims” does not include my rights, if any, to claim the following: unemployment insurance benefits; workers compensation benefits; claims for my vested post-termination benefits under any 401(k) or other qualified or non-qualified retirement benefit plan or deferred compensation plan; my rights to group medical or group dental insurance coverage pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”); my rights to severance benefits under the Agreement to which this Release is attached and any other rights I may have under Exhibit A thereto; my rights to enforce the terms of this Release; or my rights to assert claims that are based on events occurring after this Release is signed.

B.	Nothing in this Release interferes with my right to file or maintain a charge with the Equal Employment Opportunity Commission (“EEOC”) or other local civil rights enforcement agency, or participate in any manner in an EEOC or other such agency investigation or proceeding. I, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, me, or any other party, arising from my termination of employment.

C.	Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

D.	I agree that the Employer reserves any and all defenses which it has or might have against any claims brought by me. This includes, but is not limited to, the Employer’s right to seek available costs and attorneys’ fees as allowed by applicable statutory law or contract, and, solely with respect to any Claims waived by me under this Release, to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Release.

A-2

V.	Right to Rescind and/or Revoke. I understand that insofar as this Release relates to my rights under the Age Discrimination in Employment Act (“ADEA”), it shall not become effective or enforceable until even (7) days after I sign it. I also have the right to revoke this Release insofar as it extends to potential claims under the ADEA by written notice to Employer within seven (7) calendar days following my signing this Release, and within fifteen (15) calendar days as to waiver of claims under the Minnesota Human Rights Act. Any such revocation must be in writing and hand-delivered to Employer or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

A.	post-marked within the applicable seven (7) or fifteen (15) day revocation period;

B.	properly addressed to:

President

Entellus Medical, Inc.

3600 Holly Lane North, Suite 40

Plymouth, Minnesota 55447

C.	sent by certified mail, return receipt requested.

I understand that the payment I am receiving for settling and releasing my Claim is contingent upon my agreement to be bound by the terms of this Release. Accordingly if I decide to rescind or revoke this Release, I understand that J am not entitled to the severance benefits set forth in the Agreement to which this Release is attached. I further understand that if I rescind or revoke my release of any Claim I must immediately return to Employer any consideration that I have received under the Agreement in consideration of this Release. Any rescission or revocation of this Release will be effective as to all Claims and not simply to any Claims under the ADEA or the Minnesota Human Rights Act.

VI.	I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have had the opportunity to review this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Employer or their attorneys. I understand and agree that this Release and the Agreement to which it is attached contain all the agreements between Employer and me. We have no other written or oral agreements.

Dated:
Print Name:

A-3